Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

 Kratos Reports Second Quarter 2019 Financial Results

Second Quarter 2019 Revenues of $187.9 Million
Increase 24.3% over Second Quarter 2018 Revenues

Second Quarter 2019 Operating Income of $9.0 Million
Increase 246.2% over Second Quarter 2018 Operating Income

SAN DIEGO, CA, July 31, 2019 - Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported its second quarter 2019 financial results. For the second quarter 2019, Kratos reported Revenues of $187.9 million and Adjusted EBITDA of $19.2 million, or 10.2 percent, a 58.7 percent increase over the Adjusted EBITDA for the second quarter of 2018. Kratos reported second quarter 2019 Operating Income of $9.0 million, a 246.2 percent increase over the second quarter of 2018 and Cash Flow from Operations of $4.0 million. Second quarter Free Cash Flow from Operations was a use of $1.8 million after capital expenditures of $5.8 million, which included the continuing build out of the Company’s new drone manufacturing facility in Oklahoma, where the XQ-58 Valkyrie will be produced. For the second quarter 2019, Kratos reported Adjusted EPS* of $0.08, a 300.0 percent increase over the second quarter of 2018, Net Income of $3.9 million and GAAP EPS of $0.04, compared to a second quarter 2018 Net Loss of $7.7 million and GAAP EPS loss of $0.07.

Kratos’ second quarter 2019 Revenues increased $36.7 million over second quarter 2018 Revenues of $151.2 million, or 24.3 percent. Included in second quarter 2019 Revenues was approximately $17.2 million generated from recently acquired Florida Turbine Technologies (“FTT”). Excluding the impact of FTT, Kratos Revenues increased organically 12.9 percent year-over-year.

For the second quarter of 2019, Kratos’ Unmanned Systems Division (KUSD) generated Revenues of $42.5 million, an increase of $6.9 million or 19.4 percent over 2018 second quarter Revenues of $35.6 million. KUSD second quarter book-to-bill ratio was 1.5 to 1.0, with a funded backlog of

$153.4 million. Second quarter KUSD 2019 Adjusted EBITDA was $3.5 million and Operating Income was $1.7 million, compared to Adjusted EBITDA of $3.7 million and Operating Income of $2.0 million in the second quarter of 2018.

For the second quarter of 2019, Kratos’ Government Solutions Division (KGS) generated Revenues of $145.4 million compared to 2018 second quarter Revenues of $115.6 million, an increase of 25.8 percent. Excluding the impact of the FTT acquisition, KGS Revenues increased organically 10.9 percent, or $12.6 million, from the second quarter of 2018 to the second quarter of 2019. Second quarter 2019 KGS Adjusted EBITDA of $15.7 million increased 86.9 percent over second quarter 2018 Adjusted EBITDA of $8.4 million. Second quarter 2019 KGS Operating Income of $10.7 million increased 114.0 percent over second quarter 2018 Operating Income of $5.0 million.

For the second quarter of 2019, Kratos reported bookings of $188.1 million and a book-to-bill ratio of 1.0 to 1.0, with backlog at June 30, 2019 of $620.3 million, and a last twelve months ending June 30, 2019 book-to-bill ratio of 1.1 to 1. In the second quarter, Kratos’ bid and proposal pipeline increased by $400 million, up to approximately $7.6 billion, at June 30, 2019, including certain large new hypersonic, missile defense and unmanned aerial drone system opportunities which are expected to be awarded in the second half of 2019.

Eric DeMarco, Kratos’ President and CEO, said, “In the second quarter of 2019 every Kratos business unit generated sequential organic revenue growth over the first quarter of 2019, reflecting Kratos' alignment with the DoD National Security Strategy and related funding priorities. Also, Kratos’ business mix continues to be favorable as we execute on higher margin product and solutions work versus services work, including as our space and satellite business transitions to more software solutions than legacy hardware to address rapidly changing customer requirements.”

Mr. DeMarco continued, “In the second quarter, Kratos’ Unmanned Systems business successfully performed the second demonstration flight of the XQ-58A Valkyrie, with 100 percent of the test points being achieved and we continued to gain significant customer interest in this affordable, high performance UAS platform. As a result, we have begun ordering engines for expected Valkyrie production in order to meet anticipated future customer delivery requirements. Additionally, KUSD began delivering the Gremlins drone systems to our prime partner Dynetics, with demonstration flights expected in the next few months. We have also received increased DIU funding for the

Mako tactical UAS, Program Spartan has now received initial customer funding and a Confidential Program is nearing full rate production. KUSD also received the SSAT LRIP3 target drone and AFSAT target drone program production year 15 contract awards, both sole source and also key elements of our expected future growth trajectory.”

Mr. DeMarco concluded, “As we look forward, we have increasing visibility and confidence in the expected long term growth trajectory of the business. Our bid pipeline remains at all time high levels, including a number of new large opportunities we are pursuing in our unmanned systems, missile defense and hypersonic systems areas, where if successful, could be significant catalysts and additional growth drivers for our Company.”

Financial Guidance

Kratos is providing third quarter 2019 financial guidance of Revenues of $175 to $185 million, and Adjusted EBITDA of $16 to $18 million. It is also updating its full year 2019 financial guidance of Revenues to $720 to $740 million, and reaffirming its full year 2019 guidance of Adjusted EBITDA of $71 to $77 million. Third quarter and full year 2019 guidance reflect the most recent forecast for Kratos’ business mix, including increased higher profit margin product and solutions work, increased software solutions and reduced legacy hardware sales in our space and satellite business, lower services revenues including in our training solutions business, and the current timing of expected KGS contract awards.

The Company is reaffirming full year 2019 Cash Flow from Operations guidance of $40 to $50 million, capital expenditures of $28 to $30 million, and Free Cash Flow guidance of $10 to $20 million, plus the expected final cash receipt of the retained working capital from the Company’s divested PSS business of approximately $4 to $6 million. Capital expenditures are expected to continue to be elevated in 2019, reflecting expected outlays associated with manufacturing equipment for the Company’s new drone facility in Oklahoma and equipment for a new secured facility of approximately $6 to $8 million and approximately $4 to $6 million related to the planned manufacture of Company owned aerial target drones in preparation of fulfilling expected customer requirements.

Management will discuss the Company’s second quarter 2019 financial results, as well as its third quarter and full year 2019 guidance on a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing

(866) 393-0674, and referencing the call by ID number 3887333. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops and fields transformative, affordable technology, platforms and systems for United States National Security related customers, allies and commercial enterprises.  Kratos is changing the way breakthrough technologies for these industries are rapidly brought to market through proven commercial and venture capital backed approaches, including proactive research and streamlined development processes. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, hypersonic systems, training and combat systems and next generation turbo jet and turbo fan engine development. For more information go to www.kratosdefense.com.

Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations for its third quarter and full year 2019 revenue and Adjusted EBITDA, full year 2019 capital expenditures and ability to generate positive cash flow from operations and positive free cash flow in 2019, the timing and amount of the Company’s receipt of retained working capital from the Company’s divested PSS business, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, the Company’s expectation of ramp on projects, timing associated with bringing certain contracts back on the planned run rate, the Company’s bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts and programs, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carry forwards, the availability and timing of government funding for the Company’s offerings, including the strength of the future funding environment, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration and extended continuing resolutions, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks if the UAS and UGS markets do not experience significant growth; risks that we cannot expand our customer base or if our products do not achieve broad acceptance which could impact our ability to achieve our anticipated level of growth; risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 30, 2018, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted income (loss) per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets, amortization of capitalized contract and development costs, stock-based compensation expense, acquisition and restructuring related items and other, which includes but is not limited to restructuring costs, acquisition and transaction related items, legal related items and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which includes net income attributable to noncontrolling interest and excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, stock compensation expense, foreign transaction gains and losses, and the associated margin rates). Additional non-GAAP financial measures include Free Cash Flow from Operations and Adjusted EBITDA related to our KUSD and KGS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding non-recurring items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

*Adjusted earnings per share (Adjusted EPS) excludes income (loss) from discontinued operations, non-cash intangible amortization expense, as the Company has historically been acquisitive, non-cash amortization of capitalized contract and development costs, non-cash stock-based compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carry forwards of over $300 million. Kratos believes that reporting adjusted earnings per share is a meaningful metric to present the Company’s financial results.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018

Service revenues	$73.7	$47.0	$136.3	$93.0
Product sales	114.2	104.2	212.0	201.2
Total revenues	187.9	151.2	348.3	294.2
Cost of service revenues	50.6	33.2	92.6	66.1
Cost of product sales	89.2	78.7	162.7	148.0
Total costs	139.8	111.9	255.3	214.1
Gross profit - service revenues	23.1	13.8	43.7	26.9
Gross profit - product sales	25.0	25.5	49.3	53.2

Total gross profit	48.1	39.3	93.0	80.1

Selling, general and administrative expenses	30.1	27.8	58.8	55.1
Acquisition and restructuring related items	0.9	3.0	2.2	3.4
Research and development expenses	4.5	3.6	8.4	7.2
Depreciation	1.6	0.8	2.9	1.6
Amortization of intangible assets	2.0	1.5	3.5	3.2
Operating income from continuing operations	9.0	2.6	17.2	9.6
Interest expense, net	(5.3)	(5.7)	(10.8)	(10.8)
Other income (expense), net	0.1	(0.6)	(0.4)	(0.3)
Income (loss) from continuing operations before income taxes	3.8	(3.7)	6.0	(1.5)
Provision for income taxes from continuing operations	2.5	0.1	1.0	1.0
Income (loss) from continuing operations	1.3	(3.8)	5.0	(2.5)
Income (loss) from discontinued operations, net of income taxes	3.0	(3.9)	2.4	(7.4)
Net income (loss)	$4.3	$(7.7)	$7.4	$(9.9)
Less: Net income attributable to noncontrolling interest	0.4	—	$0.4	$—
Net income (loss) attributable to Kratos	$3.9	$(7.7)	$7.0	$(9.9)

Basic income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$0.01	$(0.04)	$0.04	$(0.02)
Income (loss) from discontinued operations	0.03	(0.03)	0.02	(0.08)
Net income (loss)	$0.04	$(0.07)	$0.06	$(0.10)

Diluted income (loss) per common share attributable to Kratos:
Income (loss) from continuing operations	$0.01	$(0.04)	$0.04	$(0.02)
Income (loss) from discontinued operations	0.03	(0.03)	0.02	(0.08)
Net income (loss)	$0.04	$(0.07)	$0.06	$(0.10)

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	106.1	103.7	105.5	103.7
Diluted weighted average common shares outstanding	109.4	103.7	108.6	103.7

Adjusted EBITDA (1)	$19.2	$12.1	$36.7	$25.8

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) attributable to Kratos adjusted for net income attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs.  The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain aerial targets in its Unmanned Systems and ballistic missile target business as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Legal related items.  The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) attributable to Kratos to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018

Net income (loss) attributable to Kratos	$3.9	$(7.7)	$7.0	$(9.9)
Loss (income) from discontinued operations, net of income taxes	(3.0)	3.9	(2.4)	7.4
Interest expense, net	5.3	5.7	10.8	10.8
Provision for income taxes from continuing operations	2.5	0.1	1.0	1.0
Depreciation (including cost of service revenues and product sales)	4.0	3.2	7.6	6.0
Stock-based compensation	2.8	1.7	5.4	3.4
Foreign transaction loss	—	0.6	0.5	0.4
Amortization of intangible assets	2.0	1.5	3.5	3.2
Amortization of capitalized contract and development costs	0.4	0.2	0.7	0.2
Acquisition and restructuring related items and other	0.9	2.9	2.2	3.3
Plus: Net income attributable to noncontrolling interest	0.4	—	0.4	—

Adjusted EBITDA	$19.2	$12.1	$36.7	$25.8

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
Acquisition and transaction related items	$0.6	$—	$1.8	$—
Restructuring costs	0.3	0.2	0.4	0.6
Legal related items	—	2.7	—	2.7

	$0.9	$2.9	$2.2	$3.3

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
Revenues:
Unmanned Systems	$42.5	$35.6	$77.4	$63.4
Kratos Government Solutions	145.4	115.6	270.9	230.8
Total revenues	$187.9	$151.2	$348.3	$294.2

Operating income (loss) from continuing operations:
Unmanned Systems	$1.7	$2.0	$2.3	$2.8
Kratos Government Solutions	10.7	5.0	22.1	12.9
Unallocated corporate expense, net	(3.4)	(4.4)	(7.2)	(6.1)
Total operating income from continuing operations	$9.0	$2.6	$17.2	$9.6

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, and acquisition and restructuring related items, corporate costs not allocated to the segments, legal related items, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
Unmanned Systems	$3.5	$3.7	$5.5	$5.4
% of revenue	8.2%	10.4%	7.1%	8.5%
Kratos Government Solutions	15.7	8.4	31.2	20.4
% of revenue	10.8%	7.3%	11.5%	8.8%
Total Adjusted EBITDA	$19.2	$12.1	$36.7	$25.8
% of revenue	10.2%	8.0%	10.5%	8.8%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	June 30,	December 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$176.2	$182.7
Restricted cash	—	0.3
Accounts receivable, net	236.9	237.4
Inventoried costs	75.4	46.8
Prepaid expenses	10.3	8.9
Other current assets	11.9	10.3
Current assets of discontinued operations	5.3	8.3
Total current assets	516.0	494.7
Property, plant and equipment, net	115.5	67.1
Operating lease right-of-use assets	43.8	—
Goodwill	459.4	425.7
Intangible assets, net	32.4	16.1
Other assets	6.5	6.5
Total assets	$1,173.6	$1,010.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52.7	$46.6
Accrued expenses	39.2	38.1
Accrued compensation	32.1	33.5
Accrued interest	1.6	1.6
Billings in excess of costs and earnings on uncompleted contracts	38.8	34.9
Current portion of operating lease liabilities	12.1	—
Other current liabilities	8.9	4.7
Other current liabilities of discontinued operations	3.5	5.3
Total current liabilities	188.9	164.7
Long-term debt principal, net of current portion	294.6	294.2
Operating lease liabilities, net of current portion	37.8	—
Other long-term liabilities	74.6	25.5
Other long-term liabilities of discontinued operations	2.8	6.4
Total liabilities	598.7	490.8
Commitments and contingencies
Redeemable noncontrolling interest	15.4	—
Stockholders’ equity:
Additional paid-in capital	1,277.8	1,244.5
Accumulated other comprehensive loss	(0.8)	(0.7)
Accumulated deficit	(717.5)	(724.5)
Total Kratos stockholders’ equity	559.5	519.3
Total liabilities and stockholders’ equity	$1,173.6	$1,010.1

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended
	June 30,	July 1,
	2019	2018
Operating activities:
Net income (loss)	$7.4	$(9.9)
Less: income (loss) from discontinued operations	2.4	(7.4)
Income (loss) from continuing operations	5.0	(2.5)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	11.1	9.2
Amortization of lease right-of-use-assets	5.4	—
Deferred income taxes	(3.1)	(0.7)
Stock-based compensation	5.4	3.4
Amortization of deferred financing costs	0.5	0.5
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	4.4	8.1
Unbilled receivables	8.6	(23.7)
Inventoried costs	(16.3)	0.5
Advance payments received on contracts	0.1	(0.6)
Prepaid expenses and other assets	(0.4)	3.2
Operating lease liabilities	0.8	—
Accounts payable	3.6	6.0
Accrued compensation	(2.1)	3.9
Accrued expenses	—	(1.4)
Billings in excess of costs and earnings on uncompleted contracts	2.0	(8.9)
Income tax receivable and payable	1.2	(1.0)
Other liabilities	(6.2)	5.4
Net cash provided by operating activities from continuing operations	20.0	1.4
Investing activities:
Cash paid for acquisitions, net of cash acquired	(17.6)	—
Capital expenditures	(9.8)	(11.0)
Proceeds from the sale of assets	—	67.9
Net cash provided by (used in) investing activities from continuing operations	(27.4)	56.9
Financing activities:
Debt issuance costs	—	(0.1)
Expenses from the issuance of common stock	—	(1.1)
Repayment of debt	—	(0.5)
Payments under finance leases	(0.2)	—
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	0.9	1.8
Net cash provided by financing activities from continuing operations	0.7	0.1
Net cash flows from continuing operations	(6.7)	58.4
Net operating cash flows of discontinued operations	—	(6.1)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.1)

Net increase decrease in cash and cash equivalents	(6.8)	52.2
Cash, cash equivalents and restricted cash at beginning of period	183.0	130.9
Cash, cash equivalents and restricted cash at end of period	$176.2	$183.1

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income (loss) from continuing operations and adjusted income from continuing operations per diluted common share (Adjusted EPS) are non-GAAP measures for reporting financial performance and exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income (loss) from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income (loss) from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
Income (loss) from continuing operations before taxes	$3.8	$(3.7)	$6.0	$(1.5)
Add: Amortization of intangible assets	2.0	1.5	3.5	3.2
Add: Amortization of capitalized contract and development costs	0.4	0.2	0.7	0.2
Add: Stock-based compensation	2.8	1.7	5.4	3.4
Add: Foreign transaction loss	—	0.6	0.5	0.4
Add: Acquisition and restructuring related items and other	0.9	2.9	2.2	3.3
Adjusted income from continuing operations before income taxes	9.9	3.2	18.3	9.0

Estimated cash tax provision	1.4	1.0	1.6	1.3
Adjusted income from continuing operations	$8.5	$2.2	$16.7	$7.7

Adjusted income from continuing operations per diluted common share	$0.08	$0.02	$0.15	$0.07

Weighted average diluted common shares outstanding	109.4	103.7	108.6	103.7

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